EXHIBIT 4.5

EXTENSION AGREEMENT

This agreement is made this ___ day of January 1997 by and between Sona Plummer ("Lender " or "Holder") and Illuminated Media Inc. (fka Skyway Advertising, Inc.) ("Skyway " or "Corporation").

Whereas, the parties hereto are parties to the following agreement due January
10. 1997, 1997.

     1) $30,000.00 Subordinated Debenture

and;

Whereas, the parties wish to extend the due date of the Debenture referenced above: and

Whereas, both parties hereto have acknowledged the receipt of good and valuable consideration for the covenants, promises, performances and obligations undertaken, or to be undertaken in fulfillment of this Agreement;

     NOW, THEREFORE, IT IS HEREBY AGREED:

1) All prior agreements between the parties, including, but not limited to the above referenced Debenture, are incorporated herein by reference.

2) The term of the Debenture referenced above shall be extended to February 28, 1997

3) Illuminated Media Inc shall file a Registration Statement and commence an Initial Public Offering of its Common Stock as soon as is reasonably practicable after the end of its fiscal year on February 29, 1996.

4) To the extent any previous agreement of the parties hereto, including, but not limited to those agreements referenced above, are inconsistent with the terms of this agreement, all such prior agreements are superseded by the terms hereof to the extent of any such inconsistency.



Dated: January ___, 1997           Illuminated Media Inc



________________________      By:_______________________